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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated June 10, 2008 (dual dated June 30, 2009 with respect to the retrospective adjustments for a change in the composition of reportable segments in 2008 and triple dated May 6, 2010 with respect to the retrospective adjustments related to the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810.10.65), relating to the 2007 consolidated financial statements of Coca-Cola FEMSA, S.A.B. de C.V. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph with respect to the retrospective adjustments related to the adoption of FASB ASC 810.10.65 and reference to the fact that Mexican Financial Reporting Standards vary in significant respects from accounting principles generally accepted in the United States of America), appearing in the Annual Report on Form 20-F of Coca-Cola FEMSA, S.A.B. de C.V. and Subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu

/s/ C.P.C. Jorge Alamillo Sotomayor

C.P.C. Jorge Alamillo Sotomayor
Mexico City, Mexico
July 14, 2010